Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Ruth Ann Wisener, 479-290-4235

TYSON REPORTS SECOND QUARTER

AND SIX MONTHS RESULTS

•	2nd quarter EPS of $0.19 as compared to a loss of $0.37 last year
•	$300 million operating income improvement compared to same quarter last year with all segments profitable
o	Beef sales increased $152 million, operating income increased $212 million
o	Chicken sales increased $23 million, operating income increased $52 million
o	Pork sales increased $76 million, operating income increased $26 million
o	Prepared Foods sales increased $5 million, operating income increased $11 million
•	Sales increased 4.0% compared to same quarter last year driven by an average sales price increase of 6.1%, partially offset by a 2.0% sales volume decline
•	The Company continues to be on track to exceed its $200 million Cost Management Initiative in fiscal 2007
•	Tyson’s revised fiscal 2007 diluted earnings per share are estimated to be $0.65 to $0.90

Springdale, Arkansas – April 30, 2007 - Tyson Foods, Inc. (NYSE: TSN), today reported $0.19 diluted earnings per share for the second fiscal quarter ended March 31, 2007, compared to a loss of $0.37 per diluted share in the same quarter last year. Second quarter 2007 sales were $6.5 billion compared to $6.3 billion for the same period last year. Operating income was $158 million compared to operating loss of $142 million, and net income was $68 million compared to a net loss of $127 million, for the same period last year. Operating loss for the second quarter and six months of fiscal 2006 included $59 million, or $0.11 per diluted share, of costs related to beef and prepared foods plant closings.

Diluted earnings per share for the six months of fiscal 2007 were $0.35 compared to a diluted loss per share of $0.26 in the same period last year. Sales for the six months of fiscal 2007 were $13.1 billion compared to $12.7 billion for the same period last year. Operating income for the six months of fiscal 2007 was $303 million compared to operating loss of $32 million, and net income was $125 million compared to net loss of $88 million, for the same period last year.

“Quarterly operating income improved $300 million over the same period last year,” said Richard L. Bond, president and chief executive officer. “All segments were profitable, and it was our strongest performance since the fourth quarter of fiscal 2005. Our beef segment is back in the black, and our pork business is well within our target margin objectives. Chicken showed improvement despite a substantial year-over-year increase in grain costs.

“The Company continues to strengthen and gain momentum across all core businesses by accelerating innovation and driving operational discipline,” Bond said. “Some important milestones we reached include unveiling our new Discovery Center, our renewable energy strategic alliance and our progress toward the $200 million Cost Management Initiative target, which we are confident we will exceed.

“I want to thank the Tyson team members for everything they’ve done to bring us back to this position,” Bond said. “The turnaround has been gratifying for all of us, but we still have work to do to reach our potential.”

TYSON FOODS, INC.

News Release

April 30, 2007

Outlook

The Company has revised its outlook for fiscal 2007 diluted earnings per share to be in the range of $0.65 to $0.90.

Segment Performance Review (in millions)

Sales
(for the second quarter and six months ended March 31, 2007, and April 1, 2006)
	Second Quarter				Six Months
			Volume	Avg. Price			Volume	Avg. Price
	2007	2006	Change	Change	2007	2006	Change	Change
Chicken	$2,033	$2,010	(7.2)%	9.1%	$3,997	$4,046	(3.0)%	1.8%
Beef	3,006	2,854	2.1%	3.1%	6,069	5,772	5.3%	(0.1)%
Pork	805	729	2.4%	7.9%	1,632	1,521	3.5%	3.7%
Prepared Foods	646	641	(2.6)%	3.5%	1,338	1,334	(1.3)%	1.6%
Other	11	17	n/a	n/a	23	32	n/a	n/a
Total	$6,501	$6,251	(2.0)%	6.1%	$13,059	$12,705	1.2%	1.6%

Operating Income (Loss)
(for the second quarter and six months ended March 31, 2007, and April 1, 2006)
	Second Quarter				Six Months
			Operating Margin				Operating Margin
	2007	2006	2007	2006	2007	2006	2007	2006
Chicken	$61	$9	3.0%	0.4%	$134	$132	3.4%	3.3%
Beef	24	(188)	0.8%	(6.6)%	1	(252)	0.0%	(4.4)%
Pork	35	9	4.3%	1.2%	74	20	4.5%	1.3%
Prepared Foods	20	9	3.1%	1.4%	51	33	3.8%	2.5%
Other	18	19	n/a	n/a	43	35	n/a	n/a
Total	$158	$(142)	2.4%	(2.3)%	$303	$(32)	2.3%	(0.3)%

Q2 2007 and YTD 2007:

$9 million gain on disposition of aircraft allocated among segments

Prepared Foods – Includes charges of $6 million related to an intangible asset impairment

Q2 2006 and YTD 2006:

Beef – Includes charges of $45 million related to plant closings

Prepared Foods - Includes charges of $14 million related to plant closings

TYSON FOODS, INC.

News Release

April 30, 2007

Chicken (31.3% of Net Sales, 38.6% of Total Operating Income – 2nd Quarter 2007)

(30.6% of Net Sales, 44.2% of Total Operating Income – Six Months 2007)

Chicken segment sales were $2.0 billion and $4.0 billion in the second quarter and six months of fiscal 2007, respectively. Chicken segment operating income was $61 million and $134 million in the second quarter and six months of fiscal 2007, respectively. Operating results were impacted positively by improved average sales prices, partially offset by decreased sales volumes as a result of planned production cuts. Operating results were adversely impacted by increased net grain costs of $42 million and $25 million for the second quarter and six months of fiscal 2007, respectively, as compared to the same periods of fiscal 2006. The change in net grain costs for the second quarter and six months of fiscal 2007 includes $90 million and $109 million of increased grain costs partially offset by $48 million and $84 million increases in net gains from the Company’s commodity risk management activities related to grain purchases, respectively as compared to the same periods of fiscal 2006.

Beef (46.2% of Net Sales, 15.2% of Total Operating Income – 2nd Quarter 2007)

(46.5% of Net Sales, 0.3% of Total Operating Income – Six Months 2007)

Beef segment sales were $3.0 billion and $6.1 billion in the second quarter and six months of fiscal 2007, respectively. Beef segment operating income was $24 million and $1 million in the second quarter and six months of fiscal 2007, respectively. Operating results were impacted positively by higher average sales prices, increased sales volumes and improved conversion costs due to prior year plant rationalizations and operating efficiencies.

Pork (12.4% of Net Sales, 22.2% of Total Operating Income – 2nd Quarter 2007)

(12.5% of Net Sales, 24.4% of Total Operating Income – Six Months 2007)

Pork segment sales were $805 million and $1.6 billion in the second quarter and six months of fiscal 2007, respectively. Pork segment operating income was $35 million and $74 million in the second quarter and six months of fiscal 2007, respectively. Operating results were impacted positively by higher average sales prices, strong export sales, increased sales volumes, and improved conversion costs due to operating efficiencies.

Prepared Foods (9.9% of Net Sales, 12.7% of Total Operating Income – 2nd Quarter 2007)

(10.2% of Net Sales, 16.8% of Total Operating Income – Six Months 2007)

Prepared Foods segment sales were $646 million and $1.3 billion in the second quarter and six months of fiscal 2007, respectively. Prepared Foods segment operating income was $20 million and $51 million in the second quarter and six months of fiscal 2007, respectively. The operating results for both the second quarter and six months of fiscal 2007 include an intangible impairment charge of $6 million. Operating results were impacted positively by higher average sales prices, lower raw material costs and product mix improvements.

TYSON FOODS, INC.

News Release

April 30, 2007

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,	April 1,	March 31,	April 1,
	2007	2006	2007	2006

Sales	$6,501	$6,251	$13,059	$12,705
Cost of Sales	6,138	6,098	12,359	12,208
	363	153	700	497
Selling, General and Administrative	205	236	395	470
Other Charges	-	59	2	59

Operating Income (Loss)	158	(142)	303	(32)
Other (Income) Expense:
Interest	56	58	115	109
Other	(5)	-	(5)	(1)
Income (Loss) before Income Taxes	107	(200)	193	(140)

Income Tax (Benefit) Expense	39	(73)	68	(52)

Net Income (Loss)	$68	$(127)	$125	$(88)

Weighted Average Shares Outstanding:
Class A Basic	271	247	268	245
Class B Basic	77	99	80	100
Diluted	354	346	354	345
Earnings (Loss) Per Share:
Class A Basic	$0.20	$(0.38)	$0.37	$(0.26)
Class B Basic	$0.18	$(0.34)	$0.33	$(0.24)
Diluted	$0.19	$(0.37)	$0.35	$(0.26)
Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.080	$0.080
Class B	$0.036	$0.036	$0.072	$0.072

Sales Growth (Decline)	4.0%	(1.7)%	2.8%	(0.8)%
Margins: (Percent of Sales)
Gross Profit	5.6%	2.4%	5.4%	3.9%
Operating Income (Loss)	2.4%	(2.3)%	2.3%	(0.3)%
Net Income (Loss)	1.0%	(2.0)%	1.0%	(0.7)%
Effective Tax Rate	36.4%	36.2%	35.0%	36.8%

TYSON FOODS, INC.

News Release

April 30, 2007

TYSON FOODS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In millions)

	(Unaudited) March 31, 2007	September 30, 2006
Assets
Current Assets:
Cash and cash equivalents	$34	$28
Short-term investment	-	770
Accounts receivable, net	1,176	1,183
Inventories	2,140	2,057
Other current assets	88	149
Total Current Assets	3,438	4,187
Net Property, Plant and Equipment	3,786	3,945
Goodwill	2,511	2,512
Other Assets	459	477
Total Assets	$10,194	$11,121

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$187	$992
Trade accounts payable	960	942
Other current liabilities	845	912
Total Current Liabilities	1,992	2,846
Long-Term Debt	2,755	2,987
Deferred Income Taxes	435	495
Other Liabilities	435	353
Shareholders’ Equity	4,577	4,440
Total Liabilities and Shareholders’ Equity	$10,194	$11,121

TYSON FOODS, INC.

News Release

April 30, 2007

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,	April 1,	March 31,	April 1,
	2007	2006	2007	2006
Cash Flows From Operating Activities:
Net income (loss)	$68	$(127)	$125	$(88)
Depreciation and amortization	128	128	256	253
Plant closing-related and other charges	(4)	52	(7)	52
Deferred income taxes and other, net	(19)	(72)	59	(121)
Net changes in working capital	(155)	(3)	(90)	76

Cash Provided by (Used for) Operating Activities	18	(22)	343	172

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(51)	(168)	(94)	(357)
Proceeds from sale of assets	6	2	8	13
Investment in marketable securities	(4)	(42)	-	(39)
Sale (purchase) of short-term investment	-	(750)	770	(750)
Other, net	(1)	5	6	10

Cash Provided by (Used for) Investing Activities	(50)	(953)	690	(1,123)

Cash Flows From Financing Activities:
Net change in debt	(25)	6	(1,043)	(1)
Proceeds from Notes offering	-	992	-	992
Purchases of treasury shares	(14)	(8)	(38)	(20)
Dividends	(14)	(13)	(28)	(27)
Stock options exercised	20	3	33	15
Other, net	51	14	46	5

Cash Provided by (Used for) Financing Activities	18	994	(1,030)	964

Effect of Exchange Rate Change on Cash	3	(10)	3	(14)

Increase (Decrease) in Cash and Cash Equivalents	(11)	9	6	(1)

Cash and Cash Equivalents at Beginning of Period	45	30	28	40

Cash and Cash Equivalents at End of Period	$34	$39	$34	$39

TYSON FOODS, INC.

News Release

April 30, 2007

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The Company produces a wide variety of protein-based and prepared food products, which are marketed under the “Powered by Tyson®” strategy. Tyson is the recognized market leader in the retail and foodservice markets it serves, providing products and service to customers throughout the United States and more than 80 countries. The Company has approximately 107,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The Company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company’s financial results will be held at 9 a.m. Eastern today. To listen live via telephone, call 888-455-0032. A pass code and the leader’s name will be required to join the call. The pass code is Tyson Foods and the leader’s name is Ruth Ann Wisener. International callers dial 210-234-0004. The call also will be webcast live on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, including Company distribution channel information, can be accessed from the Company’s web site at http://ir.tyson.com. A telephone replay will be available through May 30 at 866-442-1605. International callers dial 203-369-1074.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected earnings and results. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company's actual results and experiences to differ materially from the anticipated results and expectations, expressed in such forward-looking statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from the anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (ii) the Company’s ability to realize anticipated savings from its Cost Management Initiative; (iii) market conditions for finished products, including competition from other global and domestic food processors, the supply and pricing of competing products and alternative proteins and the demand for alternative proteins; (iv) risks associated with effectively evaluating derivatives and hedging activities; (v) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vi) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an effect on livestock owned by the Company, the availability of livestock for purchase by the Company, consumer perception of certain protein products or the Company’s ability to access certain domestic and foreign markets; (vii) successful rationalization of existing facilities, and the operating efficiencies of the facilities; (viii) changes in the availability and relative costs of labor and contract growers and the ability of the Company to maintain good relationships with employees, labor unions, contract growers and independent producers providing livestock to the Company; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and the Company’s ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or the loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws and occupational, health and safety laws; (xv) the ability of the Company to make effective acquisitions and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; (xvii) the effect of, or changes in, general economic conditions; and (xviii) those factors listed under Item 1A. “Risk Factors” included in the Company’s September 30, 2006, Annual Report filed on Form 10-K.